Exhibit 1.1

NVNI GROUP LIMITED

(the “Company”)

Written resolutions of the directors of the Company passed in accordance with the Amended and Restated Articles of Association of the Company (the “Articles”)

DISCLOSURE OF INTERESTS

IT IS NOTED THAT by signing these resolutions, each director of the Company (each a “Director”) makes a general disclosure of any personal interest, direct or indirect, in the matters contemplated by these resolutions which he is required to disclose in accordance with the Articles or in accordance with applicable law or otherwise which might disqualify him from approving these resolutions and, accordingly, the Director may vote and act on the matters referred to herein.

CONVENENING OF EXTRAORDINARY GENERAL MEETING

(a)	It is noted that the Directors have prepared a draft notice to the members of the Company (including a form of proxy) (the “EGM Notice”) to convene an extraordinary general meeting of the Company (the “EGM”) for the purposes of requesting the members of the Company to pass certain resolutions as set out in the EGM Notice, including, amongst other matters the following

(i)	an ORDINARY RESOLUTION that the authorised share capital of the Company be amended and increased from US$5,000 divided into 500,000,000 Ordinary Shares of a par value of US$0.00001 each to US$5,005 divided into 500,000,000 Ordinary Shares of a par value of US$0.00001 each and 500,000 Class FF Shares by the creation of 500,000 Class FF Shares of a par value of US$0.00001 each, with the rights and subject to the restrictions set out in the Amended Articles (see Appendix A);

(ii)	as a SPECIAL RESOLUTION that the Articles be amended and restated in their entirety and be replaced by the form of amended and restated memorandum and articles of association, as attached at Appendix A (the “Amended Articles”); and

(iii)	as a SPECIAL RESOLUTION that the Company effectuate a reverse share split of: (i) the authorised and issued and outstanding shares; and (ii) the authorised and unissued shares, in the capital of the Company, par value US$0.00001 per share, in a ratio of any whole number in the range of 2-to-1 up to 250-to-1 with such ratio to be determined in the discretion of the Directors (the “Subdivision”), effective upon the Directors determining the ratio and resolving to approve the Subdivision.

(b)	It is resolved that the EGM be convened to be held in such manner, at the location and at the time to be specified in the EGM Notice (each as may be determined by any Director) for the purpose of passing the resolutions set out therein (the “Shareholder Resolutions”).

(c)	It is noted that, pursuant to the Articles, the Directors must give at least fourteen (14) clear days’ notice of the EGM (exclusive of the day the notice is given).

(d)	It is resolved that the Shareholder Resolutions proposed to be passed at the EGM are in the best interests of the Company as a whole and that the dispatch of the EGM Notice to all members of the Company in order to convene the EGM, be and is hereby approved, ratified and confirmed in all respects.

(e)	It is resolved that for the purposes of issuing the EGM Notice and convening the EGM, pursuant to Article 7.2 of the Articles, 5pm Eastern time on 27 February 2025 be fixed as the record time and date for determination of the Members entitled to receive the EGM Notice and to vote at the EGM in respect of the Shareholder Resolutions.

(f)	It is resolved that each Director be and hereby is authorised to take all such actions and execute all such documents as may be necessary or desirable, in the sole opinion of such Director, to effect the foregoing and to seek the approval of the Shareholder Resolutions by the members.

(g)	It is further resolved that subject to and following the passing of the Shareholder Resolutions, the registered office agent of the Company be and is hereby authorised and instructed to make the relevant filings with the Registrar of Companies in the Cayman Islands.

OMNIBUS RESOLUTIONS

(a)	IT IS RESOLVED THAT any of the appropriate Directors and Officers of the Company be, and each of them hereby is, authorized (i) to prepare, execute, deliver and perform, as the case may be, such agreements, amendments, applications, approvals, certificates, communications, consents, demands, directions, documents, further assurances, instruments, notices, orders, requests, resolutions, supplements or undertakings, (ii) to pay or cause to be paid on behalf of the Company any related costs and expenses and (iii) to take such other actions, in the name and on behalf of the Company, as each such Director or Officer, in his discretion, shall deem necessary or advisable to complete and effect the foregoing transactions or to carry out the intent and purposes of the foregoing resolutions and the transactions contemplated thereby, the preparation, execution, delivery and performance of any such agreements, amendments, applications, approvals, certificates, communications, consents, demands, directions, documents, further assurances, instruments, notices, orders, requests, resolutions, supplements or undertakings, the payment of any such costs or expenses and the performance of any such other acts being conclusive evidence of the approval of the Directors thereof on behalf of the Company and all matters relating thereto.

(b)	IT IS FURTHER RESOLVED THAT all actions heretofore taken by the Directors and Officers of the Company with respect to the foregoing transactions and all other matters contemplated by the foregoing resolutions are hereby approved, adopted, ratified and confirmed.

[Signature Page Follows]

Signed by all the directors of the Company for the time being.

DIRECTOR:

/s/ Pierre Carneiro Ribeiro Schurmann	/s/ Luiz Antonio Busnello Fernandes
Pierre Carneiro Ribeiro Schurmann	Luiz Antonio Busnello Fernandes

Date: 28-02-2025 | 13:23:16 PST	Date: 28-02-2025 | 21:25:09 GMT

/s/ Marcello Gonçalves	/s/ Scott Klossner
Marcello Gonçalves	Scott Klossner

Date: 28-02-2025 | 14:45:12 PST	Date: 28-02-2025 | 21:23:51 GMT

/s/ João Antonio Dantas Bezerra Leite	/s/ Marco Aurelio Leone Fernande
João Antonio Dantas Bezerra Leite	Marco Aurelio Leone Fernande

Date: 28-02-2025 | 13:23:23 PST	Date: 28-02-2025 | 18:34:55 BRT

Signature Page to Nvni Group Limited Director’s Written Resolutions

APPENDIX A

FORM OF SECOND AMENDED AND RESTATED MEMORANDUM AND ARTICLES OF ASSOCIATION